Exhibit 99.1

For Immediate Release

BSD Medical Corporation:  Hyperthermia Therapy Contributes to Improved Tumor Control and Survival Rate for Esophageal Cancer Patients

SALT LAKE CITY, March 31, 2009—BSD Medical Corporation (NASDAQ:BSDM) today announced that a report titled “Preoperative chemoradiation combined with regional hyperthermia for patients with resectable esophageal cancer” has been published in the current issue of The International Journal of Hyperthermia (2009;25(1):79–85) by Hulshof, Van Haaren et al. The report provides support for the potential use of hyperthermia therapy as part of the regimen for treating resectable (operable) cancer of the esophagus as a new weapon in the ongoing battle to achieve better tumor control and patient survival for this very lethal form of cancer.  Esophageal cancer is one of the fastest growing cancers in the United States.  A six-fold increase in certain esophageal cancers has been reported.

The report provides the results of a Phase II clinical study that used pre-surgical chemotherapy and radiation therapy (chemoradiation) combined with hyperthermia therapy to treat patients with operable esophageal cancer.   Chemotherapy, radiation therapy, and hyperthermia were delivered to 28 patients and the tumors were surgically removed in 26 patients 6-8 weeks after the end of the treatment.  The results showed that all patients had a R0 resection, which means that all surgical margins were histologically free of tumor.  Acute toxicity was mild.  Median follow-up for survivors was 37 months (range 31-46).  The locoregional tumor control (no evidence of tumor) in the treatment field was 100% for the 26 patients who received surgery.    Survival rates at one, two, and three years were 79%, 57%, and 54% respectively.

Patients with esophageal cancer have a dismal prognosis, with a 2-year overall survival after surgery alone of 33-44%. Even though pre-operative radiation and chemotherapy treatment has been shown to improve outcome, the tumor still recurs in 19-32% of these patients.  Because of the clinical studies demonstrating that hyperthermia could enhance the effect of both radiation therapy and chemotherapy in certain tumors, the researchers decided to study the results of the addition of hyperthermia to pre-surgical chemotherapy and radiation therapy for patients with operable esophageal cancer.

The results showed a trend for better response when higher tumor temperatures were achieved.  The authors stated that, “This phase II study demonstrates that chemoradiation [chemotherapy plus radiation] combined with external hyperthermia followed by esophageal resection [surgical removal] is feasible and can result in an excellent locoregional disease control, a promising 3-year survival rate and a low toxicity profile.”   The authors also stated that there was a significant difference in survival between the good and bad responders (83% vs. 26%) could not be explained merely by the locoregional effect of the treatment.  The researchers could not eliminate other factors as an explanation for this difference but they stated that the effect was more likely due to a systemic effect of the trimodality treatment, particularly as clinical studies on hyperthermia have been shown to enhance several immunological factors.  The researchers concluded that presurgical chemotherapy, radiation therapy, and hyperthermia is a promising treatment for patients with operable esophageal cancer and emphasized the need for further research on this promising combination.

About BSD Medical Corporation

BSD Medical Corp. is a leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  The BSD-2000 is restricted to investigational use in the US.  For further information visit BSD Medical's website at www.BSDMedical.com.

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